Exhibit 4.4

AMENDMENT NO. 1

TO

LOAN AND SECURITY AGREEMENT

THIS AMENDMENT NO. 1 (this “Amendment”) is entered into as of February 22, 2012, by and among HUDSON HIGHLAND GROUP, INC., a corporation organized under the laws of the State of Delaware (“HHG”), HUDSON GLOBAL RESOURCES MANAGEMENT, INC., a corporation organized under the laws of the Commonwealth of Pennsylvania (“HGRM”), HUDSON GLOBAL RESOURCES LIMITED, a company incorporated under the laws of England and Wales with registered number 03206355 (“HGR UK”, and together with HHG and HGRM, each a “Borrower” and collectively, jointly and severally, “Borrowers”), the financial institutions set forth on the signature pages hereto (each a “Lender” and collectively, “Lenders”) and RBS CITIZENS BUSINESS CAPITAL (formerly known as RBS BUSINESS CAPITAL), a division of RBS Asset Finance, Inc., a corporation organized under the laws of the State of New York, as agent for Lenders (in such capacity, “Agent”).

BACKGROUND

Borrowers, Agent and Lenders are parties to a Loan and Security Agreement dated as of August 5, 2010 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”) pursuant to which Agent and Lenders provide Borrowers with certain financial accommodations.

Agent and Lenders are willing to make certain amendments to the Loan Agreement on the terms and conditions hereafter set forth.

NOW, THEREFORE, in consideration of any loan or advance or grant of credit heretofore or hereafter made to or for the account of Borrowers by Agent and Lenders, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.           Definitions. All capitalized terms not otherwise defined herein shall have the meanings given to them in the Loan Agreement.

2.           Amendment to Loan Agreement. Subject to satisfaction of the condition precedent set forth in Section 3 below, the Loan Agreement is hereby amended as follows:

(a)           The definition of “Applicable Margin”, appearing in Section 1.1 of the Loan Agreement, is hereby amended by deleting the pricing grid appearing therein in its entirety and inserting the following pricing grid in lieu thereof:

Level	Fixed Charge Coverage Ratio	Base Rate Revolving Loans	LIBOR Revolving Loans or LC Obligations
I	Greater than or equal to 1.25:1.0	1.25%	2.25%
II	Less than 1.25:1.0 but greater than or equal to 1.10:1.0	1.50%	2.50%
III	Less than 1.10:1.0	1.75%	2.75%

(b)           Section 3.2.1 of the Loan Agreement is hereby amended in its entirety to provide as follows:

3.2.1 Unused Line Fee. Borrowers shall pay to Agent, for the Pro Rata benefit of Lenders, a fee equal to (a) 0.50% per annum multiplied by the amount by which the Revolving Loan Commitments exceed the average daily principal balance of Revolving Loans and stated amount of Letters of Credit during any month (the “Average Daily Balance”), if such Average Daily Balance is less than thirty three (33%) percent of the Revolving Loan Commitments and (b) 0.375% per annum multiplied by the amount by which the Revolving Loan Commitments exceed the average daily principal balance of Revolving Loans and stated amount of Letters of Credit during any month, if such Average Daily Balance is greater than or equal to thirty three (33%) percent. Such fee shall be payable in arrears, on the first (1st) day of each month and on the Commitment Termination Date.

3.           Condition of Effectiveness. This Amendment shall be deemed to be effective on February 1, 2012 upon Agent’s receipt of four (4) copies of this Amendment executed by Borrowers and Lenders and consented and agreed to by Guarantors.

4.           Representations and Warranties. Each Borrower hereby represents and warrants as follows as of the date hereof:

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(a)           This Amendment and the Loan Agreement, as amended hereby, constitute legal, valid and binding obligations of Borrowers and are enforceable against Borrowers in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles, and save as a Loan Document which is not a Jersey security agreement for the purpose of the Security Interests (Jersey) Law 1983 purports to be taking security in respect to Jersey situate intangible moveable assets.

(b)           Upon the effectiveness of this Amendment, each Borrower hereby certifies that the representations and warranties made by such Borrower in the Loan Agreement (to the extent the same are not amended hereby) are true and complete in all material respects with the same force and effect as if made on and as of the effective date of this Amendment (or to the extent any such representation or warranty specifically relates to an earlier date, such representation or warranty was true and complete in all material respects as of such earlier date).

(c)           No Event of Default or Default has occurred and is continuing or would exist immediately after giving effect to this Amendment.

5.           Effect on the Loan Agreement.

(a)           Upon the effectiveness of Section 2 hereof, each reference in the Loan Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of like import shall mean and be a reference to the Loan Agreement as amended hereby.

(b)           Except as specifically amended herein, the Loan Agreement, and all other documents, instruments and agreements executed and/or delivered in connection therewith, shall remain in full force and effect, and are hereby ratified and confirmed.

(c)           The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of Agent or Lenders, nor constitute a waiver of any provision of the Loan Agreement, or any other documents, instruments or agreements executed and/or delivered under or in connection therewith.

6.           Governing Law. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and shall be governed by and construed in accordance with the laws of the State of New York.

7.           Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

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8.           Counterparts; Facsimile. This Amendment may be executed by the parties hereto in one or more counterparts, each of which shall be deemed an original and all of which when taken together shall constitute one and the same agreement. Any signature delivered by a party by facsimile or other electronic transmission (including by “.pdf” and other similar format) shall be deemed to be an original signature hereto.

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IN WITNESS WHEREOF, this Amendment has been duly executed as of the day and year first written above.

HUDSON HIGHLAND GROUP, INC., as a Borrower

By:	/s/ MARY JANE RAYMOND
Name: Mary Jane Raymond
Title: Executive Vice President and Chief Financial Officer

HUDSON GLOBAL RESOURCES MANAGEMENT, INC., as a Borrower

By:	/s/ FRANK P. LANUTO
Name: Frank P. Lanuto
Title: Assistant Treasurer

HUDSON GLOBAL RESOURCES LIMITED, as a Borrower

By:	/s/ LATHAM WILLIAMS
Name: Latham Williams
Title: SVP, Director

RBS CITIZENS BUSINESS CAPITAL,
a division of RBS Asset Finance, Inc., a
subsidiary of RBS Citizens, N.A.
as Agent and Lender

By:	s/ JAMES H. HERZOG JR
Name: James H. Herzog Jr
Title: Senior Vice President

Signature Page to Amendment No. 1 - 2709963

CONSENTED AND AGREED TO:

HUDSON HIGHLAND GROUP HOLDINGS
INTERNATIONAL, INC., as a Guarantor

By:	/s/ FRANK P. LANUTO
Name: Frank P. Lanuto
Title: Assistant Treasurer

HUDSON GLOBAL RESOURCES
JERSEY LIMITED, as a Guarantor

By:	/s/ MARTIN PIERS
Name: Martin Piers
Title: Director

Signature Page to Amendment No. 1 - 2709963